Exhibit 3.4

State of Idaho

Department of State.

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

I, PETE T. CENARRUSA, Secretary of State of the State of Idaho, and legal custodian of the corporation records of the State of Idaho, do hereby certify that the

MONTGOMERY MINES, INC.

a corporation organized and existing under and by virtue of the laws of the State of Idaho, filed in this office on the *10th* day of *April* 19*78* ,

original articles of amendment, as provided by Section *30-146-147 Idaho Code*

Amendment changing the duration of the corporation to perpetual
Amendment changing the principal place of business to Coeur d'Alene
Amendment restating articles
Amendment changing name to THUNDER MOUNTAIN GOLD, INC.

and that the said articles of amendment contain the statement of facts required by law, and are *will be* recorded on ~~Film No.~~ *microfilm* of Record of Domestic Corporations of the State of Idaho.

I THEREFORE FURTHER CERTIFY, That the Articles of Incorporation have been amended accordingly.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed the Great Seal of the State. Done at Boise City, the Capital of Idaho, this *10th* day of *April* A. D., 19 *78* .

Pete T. Cenarrusa

Secretary of State

ARTICLES OF AMENDMENT TO THE AMENDED ARTICLES OF INCORPORATION OF MONTGOMERY MINES, INC.

COPY

KNOW ALL MEN BY THESE PRESENTS:

That we, the undersigned president and secretary, respectively, of Montgomery Mines, Inc., an Idaho corporation, do hereby certify that at a special meeting of the shareholders of said corporation held at 202 Johnston Building, N. 111 Second Street, Coeur d' Alene, Idaho, on April 6, 1978, at 10:00 o'clock A.M., written notice of which meeting, specifying the purposes thereof, was duly given to each shareholder entitled to vote thereat, by placing such a notice in the United States mail, postage prepaid and addressed to a shareholder at his last known post office address, at least thirty (30) days prior to said date, the shareholders present thereat, in person and by proxy, did by a vote of more than two-thirds (2/3) of the voting power of all shareholders (to-wit: by a favorable vote of 1,624,888 shares of the 2,321,234 shares, all of one class, then issued and outstanding) adopt a resolution to amend the amended Articles of Incorporation of said corporation in the following respects, to-wit:

1. to amend the last amended Section 6 of the Articles of Incorporation to read as follows:

> "No. 6: That the authorized capital of this corporation shall consist of Three Hundred Seventy-five Thousand ($375,000.00) Dollars, divided into Seven Million Five Hundred Thousand (7,500,000) shares of the par value of five cents ($0.05) each, which stock shall be non-assessable."

2. to amend Section 5, of the amended Articles of Incorporation to read as follows:

" No. 5: The members of the governing Board of this corporation shall be styled " Directors" and their number, subject to increase or decrease, from time to time, by Resolution of the Board of Directors, shall be five (5) but in no case shall their numbers ever be less than three (3)."

3. to amend Section 1 of the amended Articles of Incorporation to read as follows:

"No. 1: That the name of this corporation is 'Thunder Mountain Gold, Inc.'"

4. to amend Section 3 of the amended Articles of Incorporation to read as follows:

"No. 3: That the period of existence and duration of the life of this corporation shall be perpetual."

5. to amend Section 4 of the amended Articles of Incorporation to read as follows:

"No. 4: That the location and post office address of this corporation's registered office within the State of Idaho, subject to change by the Board of Directors, is P.O. Box 488, Coeur d'Alene, Kootenai County, Idaho 83814.

IN WITNESS WHEREOF, the President and Secretary, respectively, of MONTGOMERY MINES, INC., have hereunto set their hands on this 7th day of April, 1978.

[signature]
President

Edna G Almas
Secretary

Subscribed and sworn to before me the undersigned Notary Public by PETER W. LACZAY and EDNA G. ALMAS, this 7th day of April, 1978.

(SEAL)

Jean R. Smith
Notary public in and for the State of Idaho
Residing at: Dalton Gardens
My commission expires: Life

19144 -c

ARTICLES OF AMENDMENT OF

MONTGOMERY MINES, INC.

Amendment restating articles, changing duration to perpetual & changing principal place of business to Coeur d'Alene, ID & changing corporate name to THUNDER MOUNTAIN GOLD, INC.

STATE OF IDAHO
DEPARTMENT OF STATE
Secretary's Office
Boise, Idaho

Approved, filed, and admitted to the records of Articles of Incorporation of the State of Idaho and certificate issued

this 10th day of April, 19 78

at 3:35 o'clock P M.

FEES PAID

Filing $ 10.00

Recording 6.00

Certificate 1.20

License Tax

TOTAL $ 17.20

PETE T. CENARRUSA
SECRETARY OF STATE

BY Barb Myers
CORPORATION CLERK

MONTGOMERY MINES, INC.,

202 Johnston Building
P.O. Box 488
Coeur d' Alene, Idaho, 83814

NOTICE TO SPECIAL MEETING OF SHAREHOLDERS OF MONTGOMERY MINES, INC. TO BE HELD ON APRIL 6TH, 1978

TO: THE SHAREHOLDERS OF MONTGOMERY MINES, INC.

NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders of Montgomery Mines, Inc. will be held at 202 Johnston Building, N. 111 Second Street, on April 6, 1978, at 10: 00 A. M., Pacific Daylight Savings Time, for the following purposes:

1. To consider and act upon a resolution proposed by the Board of Directors to amend Article VI of the Articles of Incorporation, to increase the authorized capital of the Corporation to $ 375,000.00 and to increase the number of authorized shares of the corporation from 2,500,000 shares to 7,500,000 shares, and to change the par value of each share from $0.10 to $0.05, and that, in accordance therewith, that Article VI of the Articles of Incorporation be amended to read as follows:

> " Sixth: The authorized capital of this corporation shall consist of Three HundredSeventy-five Thousand ($375,000.00) Dollars, divided into Seven million five hundred thousand(7,500,000) shares of the par value of five ($0.05) cents each, which stock shall be non-assessable."

2. To consider and act upon a resolution proposed by the Board of Directors to amend Article V of the Articles of Incorporation to provide that the maximum number of Directors be increased from three(3) to five (5), and that accordingly the first sentence of Article V be amended to read as follows:

> "Fifth: The members of the governing Board of this corporation shall be styled " Directors" and their number, subject to increase or decrease, from time to time, by resolution of the Board of Directors, shall be five (5) but in no case shall their numbers ever be less than three (3)."

3. To consider and act upon a resolution proposed by the Board of Directors to amend Article I of the Articles of Incorporation to provide for the change of the name of Montgomery Mines, Inc. to a new name to be decided upon at the shareholders' meeting. This change is needed to reflect the company's increasing gold potential.

4. To consider and act upon a resolution proposed by the Board of Directors to amend Article III of the Articles of Incorporation to make the existence of said corporation perpetual.

5. To consider and act upon a resolution of the board of directors to amend Article IV of Articles of Incorporation to change the location and post office address of its registered office to Box 488, Coeur d' Alene, Idaho.

6. To consider and act upon a resolution proposed by the Board of Directors to delete Item 4 of Article VII of the By-Laws and to add a new Article to the Articles of Incorporation to read as follows:

> Eighth: No shareholder of this corporation shall have a pre-emptive right because of his or her shareholdings. Therefore, any and all of the unissued shares of this corporation presently authorized and to be authorized, may at any time be issued without first offering such shares or securities or any part thereof to existing shareholders."

7. To consider and act upon a resolution proposed by the Board of Directors, to read as follows:

> " Resolved, that the Board of Directors be and it hereby is authorized to issue capital stock of the Corporation to the full amount of the number of shares authorized by its Articles of Incorporation or any amendment thereto, in such amounts and for such consideration as from time to time shall be determined by the Board of Directors, and as may be permitted by law."

8. To elect directors to serve until the next annual meeting or until their successors are duly elected and qualified.

9. To consider and act upon a resolution to raise the stock transfer fee to $3.00 for each new certified issued.

10. To ratify and confirm the actions taken by the company's officers and directors since the last annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

By: Edna G. Almas

Edna G. Almas, Secretary.

DATED, March 6, 1978.

To: John Campbell. Will you please review this draft. Thanks — Ilton

DRAFT

TO: SHAREHOLDERS OF MONTGOMERY MINES, INC.

Dear Shareholder:

It is my pleasure and privilege to report to you on the results of the Shareholders' Meeting called for April 6, 1978.

The actions taken at this meeting will basically alter the structure and outlook of your company, taking full advantage of the rapid gaining of importance of gold and silver on the domestic and international markets.

After protracted negotiations your company acquired in full, the "Sunnyside Group" of claims, located in the Thunder Mountain District, Valley County, Idaho. The group consists of 8 patented and approximately 70 unpatented lode mining claims. The property has been in the posession of the McRae Family of Boise, Idaho since the early 1920's and it produced Gold in the 1920's and 1930's under adverse market conditions.

Through capable management of Robert J. McRae, former exploration manager of the Bunker Hill Company, and James Collord, former mine superintendent at the Sunnyside Mine, the McRae family managed to hold on to the property complex through decades that were difficult for the gold industry.

During the 1970's, Homestake Mining Company, Nevex Mines, Ltd., and the Placer Amex, Inc. carried out extensive exploration programs on the Sunnyside claims and each effort contributed to the understanding of the geology added to the proven ore reserves.

Following are excerpts from the Placer Amex' reports:

"It is concluded from the drilling results that approximately 1.26 million tons of ore grading 0.0892 ounces per ton gold occurs at the Sunnyside Mine. This ore would be available for mining at a crude strip ratio of 2.9 to 1.... The Sunnyside appears to be open to the northwest and also to the southeast.... The Placer Amex diamond drilling at the Sunnyside has effectively confirmed a grade of at least what was reported and there are indications that the grade may be slightly higher."

Thus the ore reserves proven to date represent a gross value of approximately $20 million at the current price of gold of $180.00 per ounce, mineable by open pit methods.

The acquisition of the Thunder Mountain Gold property was carried out by increase of the capitalization of Montgomery Mines, Inc. from 2.5 million to 7.5 million non-assessable shares, as approved at the Shareholders' Meeting on

April 6, 1978, and by issuance of 5.7 million shares of Montgomery stock as a payment in full for the Thunder Mountain property.

At the same meeting the Shareholders reduced the par value of the Montgomery Mines shares from 10 cents to 5 cents.

Montgomery Mines, Inc. retained, simultaneously, the services of Tibor Klobusicky, Spokane consulting geologist. Mr. Klobusicky has been General Manager of Midnite Mines, Inc., noted uranium producer in the State of Washington. Mr. Klobusicky also served 9 years with Mr. Robert McRae on the Bunker Hill exploration staff, where he became acquainted with the Thunder Mountain District. You will hear shortly from Tibor Klobusicky about the geological aspects of the Thunder Mountain property and about the status of the negotiations presently conducted with a number of mining companies that expressed an interest in the development of the Thunder Mountain property.

In order to reflect the new status of the distribution of the shares of Montgomery Mines, Inc. Mary Bealer and Agnes E. Casey resigned their positions as Directors and James Collord and Dr. Robin S. McRae were nominated to the Montgomery Board.

The new Directors add new expertise in matters related particularly to the Thunder Mountain properties. Mr. Collord was mine superintendent of the Sunnyside Mine under Robert J. McRae's management, and he stayed in close association with gold mining and the Thunder Mountain region through marriage, property ownership and mining consulting activities. Dr. Robin McRae, son of the late Robert J. McRae, lived and worked on the Thunder Mountain property most of his younger life, and is actively interested in bringing the family gold mine into production for the benefit of all shareholders involved.

The new three-member Board consists of James Collord, Dr. Robin S. McRae and myself. The legal affairs of your company are being guided by Mr. Herb Sanderson, attorney, for Montgomery Mines, Inc. and Mr. John F. Campbell, attorney, for the Thunder Mountain Gold Associates.

For Montgomery Mines, Inc.

Peter W. Laczay, President